UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

NEW GOLD INC.

(Name of Issuer)

COMMON STOCK, WITHOUT PAR VALUE

(Title of Class of Securities)

644535106

(CUSIP Number)

DECEMBER 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 644535106	13G/A	Page 2 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,242,621*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 2,242,621*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4

CUSIP No. 644535106	13G/A	Page 3 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,242,621*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 2,242,621*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*	See Item 4

CUSIP No. 644535106	13G/A	Page 4 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Associates LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,242,621*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 2,242,621*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*	See Item 4

CUSIP No. 644535106	13G/A	Page 5 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,242,621*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 2,242,621*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4

CUSIP No. 644535106	13G/A	Page 6 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard L. Grubman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,242,621*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 2,242,621*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4

CUSIP No. 644535106	13G/A	Page 7 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 183,014*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 183,014*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4

CUSIP No. 644535106	13G/A	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 830,937*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 830,937*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4

CUSIP No. 644535106	13G/A	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,228,670*
6. SHARED VOTING POWER —0—
7. SOLE DISPOSITIVE POWER 1,228,670*
8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,621*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4.

CUSIP No. 644535106	13G/A	Page 10 of 17 Pages

Item 1	(a).	Name of Issuer:

New Gold Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

Park Place, 3110-666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III” and, together with Highfields I and Highfields II, the “Funds”):

(i) Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds;

(ii) Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management;

(iii) Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”) and the General Partner of the Funds;

(iv) Jonathon S. Jacobson, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates;

(v) Richard L. Grubman, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates;

(vi) Highfields I, a Delaware limited partnership;

(vii) Highfields II, a Delaware limited partnership; and

(viii) Highfields III, an exempted limited partnership organized under the laws of the Cayman Islands.

Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Mr. Grubman, Highfields I, Highfields II and Highfields III are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Mr. Grubman, Highfields I and Highfields II:

c/o Highfields Capital Management LP John Hancock Tower 200 Clarendon Street, 59th Floor
Boston, Massachusetts 02116

Address for Highfields III:

c/o Goldman Sachs (Cayman) Trust Limited Suite 3307, Gardenia Court 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware

Highfields GP – Delaware

Highfields Associates – Delaware

Jonathon S. Jacobson – United States

Richard L. Grubman – United States

Highfields I – Delaware

Highfields II – Delaware

Highfields III – Cayman Islands

Item 2	(d).	Title of Class of Securities:

Common Stock without par value

Item 2	(e).	CUSIP Number:

644535106

Item 3.		Not applicable.

CUSIP No. 644535106	13G/A	Page 11 of 17 Pages

Item 4.	Ownership.

For Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman:

(a) Amount beneficially owned:

2,242,621 shares of Common Stock

(b) Percent of class:

1.0%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

2,242,621

(ii) Shared power to vote or to direct the vote:

—0—

(iii) Sole power to dispose or to direct the disposition of:

2,242,621

(iv) Shared power to dispose or to direct the disposition of:

—0—

For Highfields I:

(a) Amount beneficially owned:

2,242,621 shares of Common Stock

(b) Percent of class:

1.0%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

183,014

(ii) Shared power to vote or to direct the vote:

—0—

(iii) Sole power to dispose or to direct the disposition of:

183,014

(iv) Shared power to dispose or to direct the disposition of:

—0—

For Highfields II:

(a) Amount beneficially owned:

2,242,621 shares of Common Stock

(b) Percent of class:

1.0%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

830,937

(ii) Shared power to vote or to direct the vote:

—0—

(iii) Sole power to dispose or to direct the disposition of:

830,937

(iv) Shared power to dispose or to direct the disposition of:

—0—

For Highfields III:

(a) Amount beneficially owned:

2,242,621 shares of Common Stock

(b) Percent of class:

1.0%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

1,228,670

(ii) Shared power to vote or to direct the vote:

—0—

(iii) Sole power to dispose or to direct the disposition of:

1,228,670

(iv) Shared power to dispose or to direct the disposition of:

—0—

Each of the Reporting Persons listed above has acquired warrants and subordinated convertible debentures which are convertible into shares of Common Stock. The information set forth herein includes the amount of Common Stock that the Reporting Persons are entitled to acquire.

Item 5.	Ownership of Five Percent or Less of a Class.

Yes.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 attached hereto.

Each Reporting Person disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Reporting Persons.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 644535106	13G/A	Page 12 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By:	Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 644535106	13G/A	Page 13 of 17 Pages

RICHARD L. GRUBMAN

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL I LP

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL III L.P.

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 644535106	13G/A	Page 14 of 17 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

Exhibit 2.	List of Members of Group

CUSIP No. 644535106	13G/A	Page 15 of 17 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

February 17, 2009
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By:	Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 644535106	13G/A	Page 16 of 17 Pages

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

RICHARD L. GRUBMAN

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL I LP

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL III L.P.

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 644535106	13G/A	Page 17 of 17 Pages

Exhibit 2

Members of Group

Highfields Capital Management LP

Highfields GP LLC

Highfields Associates LLC

Jonathon S. Jacobson

Richard L. Grubman

Highfields Capital I LP

Highfields Capital II LP

Highfields Capital III L.P.